                            ASSET PURCHASE AGREEMENT


                                  by and among


                                  ON2.COM INC.,


                                QUICKBAND, INC.,


                                       and


                                 DVD MAGS, INC.




                            Dated as of March 9, 2000


                                       2
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
                                TABLE OF CONTENTS

                                                                                              Page
                                                                                              ----
ARTICLE I PURCHASE AND SALE OF ASSETS...........................................................1
   1.1   Purchase and Sale of Assets............................................................1
   1.2   Limited Assumption of the Seller's Obligations.........................................2
   1.3   Purchase Price.........................................................................2
   1.4   Closing. Deliveries....................................................................3
   1.5   Closing Date...........................................................................3
   1.6   Allocation Schedule....................................................................3
   1.7   Transfer and Sales Taxes...............................................................3
ARTICLE II REPRESENTATIONS AND WARRANTIES OF THE SELLERS........................................3
   2.1   Validity and Execution of Agreement....................................................3
   2.2   No Conflict............................................................................4
   2.3   Good Title Conveyed....................................................................4
   2.4   Assets Necessary to The Business.......................................................4
   2.5   Financial Statements;  Books and Records...............................................4
   2.6   No Material Adverse Change.............................................................5
   2.7   Tax Matters............................................................................5
   2.8   Litigation.............................................................................5
   2.9   Contracts and Other Agreements.........................................................5
   2.10     Transactions with Affiliates........................................................6
   2.11     Operations..........................................................................6
   2.12     Library Rights......................................................................7
   2.13     Library Tangible Assets.............................................................8
   2.14     Licenses............................................................................8
   2.15     Tangible Property...................................................................9
   2.16     Intellectual Property; Proprietary Rights: Employee Restrictions....................9
   2.17     Licenses and Permits...............................................................11
   2.18     Compliance with Laws...............................................................11
   2.19     Brokers............................................................................11
   2.20     Acquisition of On2.Com Shares......................................................11
   2.21     Disclosure.........................................................................12
   2.22     Representative.....................................................................12
ARTICLE III REPRESENTATIONS AND WARRANTIES OF PARENT AND THE PURCHASER.........................12
   3.1   Organization and Qualification........................................................12
   3.2   No Conflict; Required Filings and Consents............................................12
   3.3   Validity and Execution of Agreement...................................................13
   3.4   Reports...............................................................................13
   3.5   Brokers...............................................................................13
   3.6   Disclosure............................................................................14
ARTICLE IV PRE-CLOSING COVENANTS...............................................................14
   4.1   Examinations and Investigation .......................................................14
   4.2   Conduct of Business...................................................................14

   4.3   Preservation of Business..............................................................14
   4.4   No Solicitations......................................................................15
   4.5   Consents..............................................................................15
   4.6   Assistance Prior to the Closing.......................................................15
   4.7   Other Agreements......................................................................15
ARTICLE V CONDITIONS PRECEDENT TO THE CLOSING..................................................16
   5.1   Conditions Precedent to the Obligations of the Purchaser to Complete the Closing......16
   5.2   Conditions Precedent to the Obligations of the Seller to Complete the Closing.........17
ARTICLE VI POST-CLOSING COVENANTS..............................................................18
   6.1   Further Information...................................................................18
   6.2   Record Retention......................................................................18
   6.3   Post-Closing Assistance...............................................................18
   6.4   SEC Reporting.........................................................................18
   6.5   Restrictions on Transferability.......................................................19
ARTICLE VII SURVIVAL; INDEMNIFICATION..........................................................19
   7.1   Survival of Agreements, Representations and Warranties................................19
   7.2   Indemnification by the Seller.........................................................19
   7.3   Purchaser's Indemnity.................................................................20
   7.4   Method of Asserting Claims............................................................20
   7.5   Limitations on the Seller's Obligations...............................................21
   7.6   General Provisions....................................................................21
   7.7   Character of Indemnity Payments.......................................................22
ARTICLE VIII TERMINATION OF AGREEMENT..........................................................22
   8.1   Termination...........................................................................22
   8.2   Survival After Termination............................................................23
ARTICLE IX.....................................................................................23
ARTICLE X MISCELLANEOUS........................................................................23
   10.1     Certain Definitions................................................................23
   10.2     Expenses...........................................................................28
   10.3     Further Assurances.................................................................28
   10.4     Bulk Sales Waiver..................................................................29
   10.5     Notices............................................................................29
   10.6     Publicity..........................................................................30
   10.7     Entire Agreement...................................................................30
   10.8     Severability.......................................................................30
   10.9     Waivers and Amendments.............................................................30
   10.10    Governing Law......................................................................31
   10.11    Jurisdiction.......................................................................31
   10.12    Binding Effect, No Assignment......................................................31
   10.13    Variations in Pronouns.............................................................31
   10.14    Counterparts.......................................................................31
   10.15    Exhibits and Schedules.............................................................31
   10.16    Headings...........................................................................31

                                    EXHIBITS

EXHIBIT A                Designations of Powers, Preferences and Rights of
                         Series B Preferred Stock
EXHIBIT B                Escrow Agreement
EXHIBIT C                Investment Letter
EXHIBIT D                Bill of Sale
EXHIBIT E                Registration Rights Agreement


                                    SCHEDULES

SCHEDULE 1.6             Purchase Price Allocation
SCHEDULE 2.2             Conflicts
SCHEDULE 2.5(a)          Financial Statements
SCHEDULE 2.5             Books and Records
SCHEDULE 2.6             Material Adverse Changes
SCHEDULE 2.7             Tax Matters
SCHEDULE 2.8             Litigation
SCHEDULE 2.9             Material Contracts
                         "Required Consents/Contracts"
SCHEDULE 2.10            Transactions with Affiliates
SCHEDULE 2.11            Operations
SCHEDULE 2.12(a)         Library Programs/Library Content Inventory
                         "Required Consents/Library Rights"
SCHEDULE 2.12(b)         "Permitted Liens"
                         "Litigation or Guild Encumbrances/ Library Programs"
SCHEDULE 2.12(c)         Legal Violations
SCHEDULE 2.12(d)         Library Program Rights
SCHEDULE 2.12(e)         Library Music Rights
SCHEDULE 2.13            Locations of Library Properties
SCHEDULE 2.14            Licenses
                         "Required Consents/Licenses"
SCHEDULE 2.15            Tangible Property
                         "Required Consents/Tangible Property"
SCHEDULE 2.16            Intellectual Property; Proprietary Rights; Employee
                          Restrictions "Required Consents/Intellectual Property"
SCHEDULE 2.17            Licenses and Permits
                         "Required Consents/Permits"

                            ASSET PURCHASE AGREEMENT


         ASSET PURCHASE AGREEMENT (this "Agreement"), dated as of March 9, 2000, by and among On2.com Inc. ("Parent"), a Colorado corporation, Quickband, Inc. (the "Purchaser"), a Delaware corporation having its principal address at 375 Greenwich Street, 4th Floor, New York, New York 10013 and a wholly owned subsidiary of Parent, and DVD Mags, Inc. (the "Seller"), a California corporation, having its principal address at 1041 North Mansfield Avenue, Los Angeles, CA 90038.

         WHEREAS, DVD Mags, Inc. is a California corporation in the business of aggregating and producing short-form entertainment content for distribution across digital and traditional channels (collectively, the "Business"); and

         WHEREAS, the Seller wishes to sell, and the Purchaser wishes to purchase, all of the assets that the Seller has used, uses or intends to use in any way relating to the Business, or are useful in the Business (the "Purchased Assets"), on the terms and subject to the conditions hereinafter set forth in this Agreement;

         NOW, THEREFORE, in consideration of the mutual terms, conditions and other agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Purchaser and the Seller hereby agree as follows:


                                    ARTICLE I
                           PURCHASE AND SALE OF ASSETS

         1.1 PURCHASE AND SALE OF ASSETS. Upon the terms and subject to the satisfaction of the conditions contained in this Agreement, at the Closing (as defined in Section 1.5), the Seller will sell, assign, convey, transfer and deliver to the Purchaser, and the Purchaser will purchase and acquire from the Seller, free and clear of all Liens (other than Permitted Liens), all of the Seller's right, title and interest in, to and under personal property, tangible or intangible, owned by the Seller and constituting the Purchased Assets including, but not limited to, the following:

                  (a) the Library;

                  (b) all cash, cash equivalents and marketable securities;

                  (c) all equipment (including computer hardware and computer terminals) and fixed assets utilized by the Seller and dedicated primarily to the Business;

                  (d) all accounts receivable, inventory and supplies relating to the ownership, operation and maintenance of the Business;

                  (e) all software programs and files utilized in the Business;

                  (f) all informational, promotional and advertising materials (in whatever form) utilized in the Business, and all rights in the context thereof and designs therefor;

                  (g) any and all prepaid expenses of the Seller relating to the Business;

                  (h) all manufacturers' warranties and/or vendors' warranties in effect with respect to any of the Purchased Assets and/or related inventories and supplies, and/or the software programs included in the Purchased Assets;

                  (i) all rights under the Licenses by the Seller;

                  (j) all availability lists, customer lists, supplier lists, operating manuals, trade secrets, technical information, and other such knowledge and information constituting the "know-how" of the Business, and the good will of the Business;

                  (k) all Intellectual Property Rights, including the tradenames "Quickband Networks" and "Quickband.com"; and

                  (l) all Books and Records, printouts, drawings, data, files, notes, notebooks, correspondence and memoranda relating to the foregoing Purchased Assets.

         1.2      LIMITED ASSUMPTION OF THE SELLER'S OBLIGATIONS.

                  (a) From and after the Closing Date the Purchaser will perform and discharge (i) all obligations of the Seller under the Licenses and the Library Outstanding Agreements, (ii) certain sales and transfer taxes as set forth in Section 1.7 and (iii) all liabilities and payables incurred by the Seller in the ordinary course of the Seller's business (the "Assumed Obligations"), but excluding the Excluded Liabilities (as defined in Section 1.2(b) below). Except for the Assumed Obligations, the Purchaser is not assuming any of the Seller's liabilities or obligations, whether known or unknown, contingent or realized; PROVIDED, that all liabilities incurred after the Closing Date in connection with the Purchaser's operations after the Closing Date or the business and assets acquired by the Purchaser hereunder shall be liabilities of the Purchaser.

                  (b) Notwithstanding any other provision of this Agreement, the Purchaser shall not assume and shall have no liability for (i) any loans or advances payable to any shareholder of the Seller, including the Major Shareholders and (ii) any obligation, whether or not incurred in the ordinary course of the Seller's business, that had been outstanding for 60 days or more as of the date of this Agreement (collectively, the "Excluded Liabilities").

         1.3 PURCHASE PRICE. The purchase price (the "Purchase Price") of the Purchased Assets shall be 34,100 shares of Series B Preferred Stock, no par value, of On2.com (the "Preferred Stock") and 136,339 shares of On2.com Common Stock (collectively, the "Share Consideration"). The shares of Preferred Stock shall have those powers, preferences and rights as are set forth in Exhibit A. The shares that comprise the Share Consideration will be "restricted shares" as defined in Rule 144 and shall have the benefit of the Registration Rights Agreement. Notwithstanding any provision of this Agreement to the contrary, a portion of the Share Consideration will be subject to return to the Purchaser pursuant to the terms of the Escrow

Agreement, and accordingly at the Closing, the Seller will deposit in escrow 34,100 shares of Preferred Stock (the "Escrowed Shares").

         1.4      CLOSING. DELIVERIES. At the Closing (as defined in
Section 1.5).

                  (a) Parent shall sell, issue and deliver shares of the Parent's Common Stock (other than the Escrowed Shares) to the Seller together with the certificates, opinions and other agreements and instruments contemplated by Section 5.2;

                  (b) Parent shall issue, sell and deliver the Escrowed Shares to the Escrow Agent named in the Escrow Agreement to be held under the terms thereof;

                  (c) The delivery, issue and sale of the Share Consideration to the Seller and the Escrow Agent shall be made by delivery of stock certificates evidencing the Share Consideration on the Closing Date; and

                  (d) The Seller shall sell and deliver the Purchased Assets to the Purchaser, together with the Bill of Sale and such other certificates, opinions and other agreements and instruments contemplated by Section 5.1, free and clear of all Liens (other than Permitted Liens).

         1.5 CLOSING DATE. The consummation of the purchase and sale of the Purchased Assets (the "Closing") shall be held at 10:00 a.m. at the offices of the Purchaser's Counsel, 9 West 57th Street, New York, New York 10019. The closing date (the "Closing Date") shall be the business day immediately after the conditions set forth in Article 5 have been satisfied, but in no event later than April 3, 2000, or such other time as shall be mutually agreed to by the Purchaser and the Seller.

         1.6 ALLOCATION SCHEDULE. The Purchaser and the Seller agree that the Purchase Price will be allocated among the Purchased Assets as set forth in SCHEDULE 1.6, which schedule shall be agreed to prior to the Closing. No party shall take any position with the Internal Revenue Service or other taxing authority that is inconsistent with SCHEDULE 1.6.

         1.7 TRANSFER AND SALES TAXES. The Seller and the Purchaser shall each be responsible for the payment of fifty percent of any and all sales and use taxes that may be imposed on the transfer of the Purchased Assets.

                                   ARTICLE II
                  REPRESENTATIONS AND WARRANTIES OF THE SELLERS

         To induce the Purchaser to enter into this Agreement, to purchase the Purchased Assets and to perform its other obligations under this Agreement, the Seller represents and warrants to the Purchaser as follows:

         2.1 VALIDITY AND EXECUTION OF AGREEMENT. The Seller has the full legal right, capacity and power required to enter into, execute and deliver this Agreement and each of the Ancillary Agreements to which it is a party and to perform fully its obligations hereunder and thereunder. This Agreement and each of the Ancillary Agreements to which it is a party have been duly executed and delivered by the Seller, and, assuming this Agreement and each of the Ancillary Agreements constitutes a valid and binding obligation of the Purchaser and each other party thereto, constitutes a valid and binding obligation of the Seller, enforceable in accordance with its terms, subject to the qualifications that enforcement of the rights and remedies created hereby is subject to (a) bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and (b) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law).

         2.2 NO CONFLICT. Except as described in SCHEDULE 2.2, neither the execution and delivery of this Agreement and each of the Ancillary Agreements by the Seller nor the performance by the Seller of the transactions contemplated hereby or thereby will: (a) violate, conflict with, result in the acceleration of, or entitle any party to accelerate the maturity or the cancellation of the performance of any obligation under, or result in the creation or imposition of any Lien in or upon any of the properties or assets of the Seller or constitute a default (or an event which might, with the passage of time or the giving of notice, or both, constitute a default) under any mortgage, indenture, deed of trust, lease, contract, loan or credit agreement, license or other instrument to which the Seller is a party or by which it or any of its respective properties or assets may be bound or affected; or (b) violate or conflict with any provision of any Law or Order applicable to the Seller or the Business or require any consent or approval of or filing or notice with any Governmental or Regulatory Body by the Seller or the Business, as the case shall be.

         2.3 GOOD TITLE CONVEYED. The Bill of Sale endorsements, assignments and other instruments to be executed and delivered by the Seller to Purchaser at the Closing will be valid and binding obligations of the Seller, enforceable in accordance with their respective terms, and will effectively vest in Purchaser good, valid and marketable title to all the Purchased Assets to be transferred to Purchaser pursuant to and as contemplated by this Agreement free and clear of all Liens (other than Permitted Liens).

         2.4 ASSETS NECESSARY TO THE BUSINESS. Except for government permits, licenses and other consents and authorizations of any Governmental or Regulatory Body required to be obtained by the Purchaser, the Purchaser will have all necessary assets and rights, including rights to be conveyed under the Ancillary Agreements, to carry on the Business in all material respects in the same manner and to the same extent as conducted by the Seller at the date hereof.

         2.5 FINANCIAL STATEMENTS; BOOKS AND RECORDS. (a) Schedule 2.5 sets forth the following: (a) an unaudited balance sheet of the Seller as at June 30, 1998 and 1999 and the related unaudited statement of income, retained earnings and cash flows for the years then ended, and (b) an unaudited balance sheet of the Seller as at December 31, 1999 and the related unaudited statement of income for the six months then ended. Except as set forth on Schedule 2.5(a), such financial statements have been prepared in accordance with generally accepted accounting principles ("GAAP") consistently applied throughout the periods indicated. Each such balance sheet fairly presents the financial condition of the Seller as at the respective date thereof and reflects all claims against and all obligation, debts and liabilities of the Seller, fixed or contingent, as at the date thereof, required to be shown thereon in accordance with GAAP, and the related statements of income, retained earnings and cash flows fairly present the results of operations, retained earnings and cash flows of the Seller for the periods indicated.

         (b) The Seller has made available to Parent or the Purchaser copies of all of the Books and Records of the Seller. Except as described in SCHEDULE 2.5, to the best knowledge of the Seller, each of the Books and Records as supplied to Parent or the Purchaser is true, correct, complete and current in all material respects and, as applicable, accurately reflects all actions taken by the Seller since the date of inception of the Business, and all signatures contained therein are the true signatures of the Persons whose signatures they purport to be.

         2.6 NO MATERIAL ADVERSE CHANGE. Except as described in SCHEDULE 2.6, since January 1, 2000, there has been no material adverse change in the business, operations, income or condition (financial or otherwise), assets or properties of the Seller, nor is any such change threatened, nor has there been any damage, destruction or loss which could reasonably be expected to have a Material Adverse Effect on the Seller, whether or not covered by insurance.

         2.7 TAX MATTERS. Except as described in SCHEDULE 2.7, (i) Seller has properly and timely filed or caused to be filed all Tax Returns required by applicable law to be filed by it and has paid all Taxes properly due for the periods covered by such Tax Returns; (ii) all such Tax Returns were correct and complete; (iii) there are no security interests in any of the Purchased Assets that arose in connection with any failure (or alleged failure) to pay any Tax (except for Liens for Taxes not yet due); and (iv) Seller has not been a party to any tax allocation or sharing arrangement.

         2.8 LITIGATION. There are no outstanding Orders by which the Seller, or any of the assets or properties of the Seller are bound, and, except as described in SCHEDULE 2.8, there is no Action or Proceeding pending or, to the knowledge of the Seller, threatened (whether or not the defense thereof or liabilities in respect thereof are covered by insurance) against or affecting the Seller or any of the assets or properties of the Seller, nor, to the knowledge of the Seller, are there any facts which are likely to give rise to any such Action or Proceeding which if adversely decided, would have a Material Adverse Effect on the Seller.

         2.9 CONTRACTS AND OTHER AGREEMENTS. SCHEDULE 2.9 sets forth the Material Contracts to which the Seller is a party or to which any of the assets or properties of the Seller, is bound or subject. The Seller has delivered true and complete copies of all of the Material Contracts to Parent or the Purchaser. All of the Material Contracts are valid, subsisting, in full force and effect and binding upon the Seller and, to the knowledge of the Seller, the other parties thereto in accordance with their terms, subject to the qualifications that enforcement of the rights and remedies created thereby is subject to (i) bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and (ii) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law). The Seller has satisfied in full or provided for all of its liabilities and obligations under such Material Contracts requiring performance prior to the date hereof in all material respects, and is not in default under any of them, nor, to the knowledge of the Seller, does any condition exist that with notice or lapse of time or both would constitute such a default. To the knowledge of the Seller, no other party to any such Material Contract is in default thereunder, nor does any condition exist that with notice or lapse of time or both would constitute such a default. Except as set forth on SCHEDULE 2.9 under the heading "Required Consents/Contracts," no approval or consent of any Person is needed for any of the Material Contracts to continue to be in full force and effect. Assuming receipt of all consents set forth under the heading "Required Consents/Contracts" in SCHEDULE 2.9, all of the Seller's rights under such Material Contracts will be in full force and effect following consummation of the transactions contemplated by this Agreement.

         2.10 TRANSACTIONS WITH AFFILIATES. Except as set forth on SCHEDULE 2.10, no Affiliate of the Seller has: (a) borrowed money from or loaned money to the Seller which remains outstanding; (b) had any contractual or other claim, express or implied, of any kind whatsoever against the Seller; (c) had any interest in any property or assets used by the Seller; (d) engaged in any other transaction with the Seller; or (e) owned, directly or indirectly, any interest in (except not more than five percent (5%) stockholdings for investment purposes in securities of publicly held and traded companies), or served as a director, employee or consultant of or otherwise received remuneration from, any Person which is, or has engaged in business as, a competitor, lessor, lessee, customer or supplier of the Seller.

         2.11 OPERATIONS. Except as expressly authorized by this Agreement or as set forth on SCHEDULE 2.11, since January 1, 2000, the Seller has not:

                  (a) merged with or into or consolidated with any other Person, or changed or agreed to rearrange in any material manner the character of the Business;

                  (b) issued, sold or purchased options or rights to subscribe to, or enter into any contracts or commitments to issue, sell or purchase, any shares of its equity interests;

                  (c) entered into, amended or terminated any (i) employment agreement or collective bargaining agreement, (ii) adopted, entered into or amended any arrangement which is, or would be, a plan or arrangement adopted for the benefit of some or all of its employees or (iii) made any change in any actuarial methods or assumptions used in funding any such plan or arrangement or in the assumptions or factors used in determining benefit equivalencies thereunder;

                  (d) issued any note, bond or other debt security, created, incurred or assumed any indebtedness for borrowed money other than in the ordinary course of business in connection trade payables;

                  (e) made any distributions of any kind to any shareholder (other than tax distributions) or made any direct or indirect redemption, retirement, purchase or other acquisition of its equity interests, other than salaries paid in the ordinary course of business;

                  (f) knowingly waived any right of material value to the Seller;

                  (g) made any change in its accounting methods or practices or made any changes in depreciation or amortization policies or rates adopted by it or made any material write-down of inventory or material write-off as uncollectable of accounts receivable;

                  (h) made any wage or salary increase or bonus, or increase in any other direct or indirect compensation, for or to any of its managers, employees, consultants, agents or other representatives, or any accrual for or commitment or agreement to make or pay the same, other than increases made in the ordinary course of business consistent with past practice;

                  (i) entered into any transactions with any of the Seller's Affiliates, shareholders, employees, consultants, agents or other representatives (other than employment arrangements made in the ordinary course of business consistent with past practice), or with any Affiliate of any managers, consultant, employee, agent or other representative;

                  (j) made any payment or commitment to pay any severance or termination pay to any Person or any of its officers, directors, employees, consultants, agents or other representatives, other than payments or commitments to pay such Persons or their officers, directors or employees in the ordinary course of business;

                  (k) (i) entered into any lease (as lessor or lessee), (ii) sold, abandoned or made any other disposition of any of its assets or properties other than in the ordinary course of business consistent with past practice,
(iii) granted or suffered any Lien on any of its assets or properties or (iv) entered into or amended any Material Contract;

                  (l) made any acquisition of, or contract to purchase, all or any part of the assets, properties, capital stock or business of any other Person, except in the ordinary course of business;

                  (m) paid, directly or indirectly, any of its Liabilities before the same became due in accordance with their terms or otherwise than in the ordinary course of business, except to obtain the benefit of discounts available for early payment;

                  (n) except in the ordinary course of business, created, incurred or assumed any indebtedness for borrowed money, or guaranteed any indebtedness for borrowed money or any capitalized lease obligation, in each case in excess of $5,000 individually or in the aggregate; or

                  (o) terminated, failed to renew, amended or entered into any Material Contract or other agreement of a type required to be disclosed pursuant to Section 2.9.

         2.12     LIBRARY RIGHTS.

                  (a) SCHEDULE 2.12(a) sets forth a list of all Library Programs. The Seller possesses the right, title and interest in the Library Programs such that after giving effect to the transactions contemplated by this Agreement the Purchaser will have the unconditional right, under Applicable Copyright Law, to exploit, broadcast and distribute, or license others to exploit, broadcast or distribute the Library Programs in the media specified in
SCHEDULE 2.12(a), for the time period and in the territory or territories specified in SCHEDULE 2.12(a).

                  (b) Except as set forth in SCHEDULE 2.12(b) under the heading "Permitted Liens", there are no Liens that encumber or relate to any of the Library Programs other than the Permitted Liens. Except as described in SCHEDULE 2.12(b) under the heading "Litigation or Guild Encumbrances/ Library Programs", there are no lawsuits, whether pending or, to the best of the Seller's knowledge, threatened, involving or against any of the Library Programs and none of the Library Programs are subject to any Guild Encumbrances.

                  (c) Except as described in SCHEDULE 2.12 (c), to the best knowledge of the Seller, none of the Library Programs, nor any element thereof, nor the exploitation thereof by the Sellers libel, defame, violate the rights of privacy or publicity, or violate any copyright, patent, trademark or service mark, common law or other similar right, including without limitation any literary, dramatic, comedic, musical, distribution, exhibition or photoplay right, of any person or violates any other applicable Law. Neither the Seller nor any of its Affiliates has received any notice relating to any claim thereof.

                  (d) Except as set forth in SCHEDULE 2.12(d), all material contained in the Library Programs is either (A) wholly original and not copied, in whole or in part, from any other work, (B) duly licensed to, or otherwise acquired by, the Seller, (C) in the public domain throughout the world, (D) permitted to be exploited by the Seller pursuant to the provisions of 17 U.S.C.
Section 107, as judicially interpreted for all uses to the full extent of the Library Programs or (E) a combination of any of the foregoing.

                  (e) Except as set forth in SCHEDULE 2.12(e), to the extent that the Library Rights include Library Music Rights, all such Library Music Rights are: (A) controlled by American Society of Composers, Authors and Publishers Broadcast Music Inc. or SESAC; (B) in the public domain throughout the world; or (C) duly licensed (with public performance licenses) to, or otherwise owned by, the Seller with sufficient right to permit their public performance in connection with the exhibition of the related Library Programs.

                  (f) Any credits that are contained in the Library Programs are complete and correct in all material respects.

                  (g) Except as set forth on SCHEDULE 2.12(A) under the heading "Required Consents/Library Rights," no approval or consent of any Person is needed so that the interest of the Seller in any of the Library Rights shall continue to be in full force and effect and enforceable following the transactions contemplated by this Agreement.

                  (h) The information set forth in the content library inventory attached as SCHEDULE 2.12(a) is compete and correct in all material respects.

         2.13 LIBRARY TANGIBLE ASSETS. An original master of each of the Library Properties is in a commercially reasonable condition and all such original masters that currently exist are included in the Library Tangible Assets. SCHEDULE 2.13 sets forth a list, which is true, accurate and complete in all material respects, of the physical location of the Library Properties.

         2.14     LICENSES.

                  (a) SCHEDULE 2.14 sets forth a true, accurate and complete list of Contracts concerning the licensing, distribution or exhibition of any Library Programs, either as licensor, licensee, distributor, grantor or grantee, or any other similar Contract relating to the Business (a "License"), currently in effect to which the Seller is a party, is otherwise bound or is otherwise a beneficiary, or to which any of its properties is subject, or which otherwise constitute part of the Business.

                  (b) The Seller has delivered or made available to Parent or the Purchaser a true and correct copy of each License set forth in SCHEDULE 2.14, in each case as in effect and together with all amendments or modifications thereof. Each such License is in full force and effect and is valid, binding and enforceable in accordance with its terms against the Seller or, to the best of the Seller's knowledge, any other party thereto. Neither the Seller nor, to the best of the Seller's knowledge, any other party to any such License is in material breach or default thereunder, and to the best knowledge of Seller, no event has occurred on the part of any party to any such License which with notice or lapse of time or both would constitute a material breach or default thereunder. Neither the Seller, nor to the best of the Seller's knowledge, any other party to any such License has threatened to, or taken, any action that would cause or result in a material default, a breach or an anticipatory breach by such party thereunder nor has any such party alleged any such default or breach. Except as set forth on SCHEDULE 2.14 under the heading "Required Consents/Licenses," no approval or consent of any Person is needed so that the interest of the Seller in the Licenses shall continue to be in full force and effect and enforceable by the Purchaser following the transactions contemplated by this Agreement.

         2.15 TANGIBLE PROPERTY. SCHEDULE 2.15 sets forth a true, complete and correct list of all categories of tangible personal property with an aggregate undepreciated book value in excess of $5,000, which is material to the Business (other than inventory), including, without limitation, equipment, furniture, leasehold improvements, fixtures, vehicles, structures, any related capitalized items and other similar tangible property, in each case owned or leased by the Seller and material to the Business (collectively, the "Tangible Property"), together with a description of all material leases or subleases of Tangible Property to which the Seller is the lessor, sublessor, lessee or sublessee and all options to purchase or sell the underlying property. The Tangible Property is in good operating condition, subject to continued repair and replacement in accordance with past practice. The Seller has not received notice that any of the Tangible Property is in violation of any existing Law or Order. During the past three years there has not been any material interruption of the operations of the Business due to inadequate maintenance of the Tangible Property. Except as set forth on SCHEDULE 2.15 under the heading "Required Consents/Tangible Property," no approval or consent of any Person is needed so that the interest of the Seller in the Tangible Property shall continue to be in full force and effect and enforceable by the Purchaser following the transactions contemplated by this Agreement.

         2.16 INTELLECTUAL PROPERTY; PROPRIETARY RIGHTS: EMPLOYEE RESTRICTIONS.

                  (a) The Seller has disclosed in SCHEDULE 2.16 all trademark registrations and applications for registration, patents and patent applications, trademarks, service marks, trade names, trade secrets, Internet domain names or other proprietary rights (collectively, the "Intellectual Property Rights" and together with any and all licenses, databases, computer programs and other computer software user interfaces, know-how, trade secrets, customer lists, proprietary technology, processes and formulae, source code, object code, algorithms, architecture, structure, display screens, layouts, development tools, instructions, templates, marketing materials, inventions, trade dress, logos and designs and all documentation and electronic media constituting, describing or relating to the foregoing, the "Intellectual Property Rights") used in the Business, including, without limitation, all licenses, assignments and releases of Intellectual Property Rights of others in material works embodied in its products. SCHEDULE 2.16 separately lists the (i) owned Intellectual Property Rights and (ii) licensed

Intellectual Property Rights. Except as set forth on SCHEDULE 2.16 under the heading "Required Consents/Intellectual Property," no approval or consent of any Person is needed so that the interest of the Seller in the Intellectual Property Rights shall continue to be in full force and effect and enforceable by the Purchaser following the transactions contemplated by this Agreement. All Intellectual Property Rights purported to be owned by the Seller held by any employee, director or consultant have been validly assigned to the Seller. The Seller's Intellectual Property Rights are sufficient to carry on the Business as presently conducted. The Seller has exclusive ownership of or license to use all Intellectual Property Rights identified in SCHEDULE 2.16 or has obtained any licenses, releases or assignments reasonably necessary to use all third parties' Intellectual Property Rights in works embodied in its products. To the knowledge of the Seller, the business activities or products of the Business do not infringe any Intellectual Property Rights of others. The Seller has not received any notice or other claim from any Person asserting that any of the Seller's activities infringe or may infringe any Intellectual Property Rights of such Person.

                  (b) The Seller has the right to use, free and clear of claims or rights of others, all trade secrets, customer lists, hardware designs, programming processes, software and other information required for or incident to its products or its business as presently conducted or contemplated. The Seller has taken all reasonable measures to protect and preserve the security and confidentiality of its Intellectual Property Rights. The Purchaser understands that no employees or consultants of the Seller involved in the design, review, evaluation or development of products or Intellectual Property Rights have executed nondisclosure or deeds or assignment of inventions agreements sufficient to protect the confidentiality of the Seller's Intellectual Property Rights and to vest in the Seller exclusive ownership of such Intellectual Property Rights. All material trade secrets and other material confidential information of the Seller are presently valid and protectable and are not part of the public domain or knowledge, nor, have they been used, divulged or appropriated for the benefit of any Person other than the Seller or otherwise to the detriment of the Seller or the Business. No employee or consultant of the Seller has used any material trade secrets or other material confidential information of any other Person in the course of their work for the Business.
                  (c) The Seller is the exclusive owner of all right, title and interest in its Intellectual Property Rights as purported to be owned by the Seller, and such Intellectual Property Rights are valid and in full force and effect. No university, government agency (whether federal or state) or other organization has sponsored research and development conducted by the Seller or has any claim of right to or ownership of or other encumbrance upon the Intellectual Property Rights of the Seller. The Seller is not aware of any infringement by others of its copyrights or other Intellectual Property Rights in any of its products, technology or services, or any violation of the confidentiality of any of its proprietary information. The Seller is not making unlawful use of any confidential information or trade secrets of any past or present employees of the Seller.

                  (d) The Purchaser understands that no key employees, including all developers (contract or otherwise) of or to the Seller, have executed and delivered to and in favor of the Seller agreements regarding the protection of confidential and proprietary information and the assignment to the Seller of Intellectual Property Rights arising from the services performed for the Seller by such persons.

         2.17 LICENSES AND PERMITS. SCHEDULE 2.17 sets forth a list of the government permits, licenses, domain name and other registrations and other consents and authorizations (federal, state, local and foreign) of any Governmental or Regulatory Body (collectively, "Permits") which the Seller has obtained in connection with the assets and properties used in the Business. Except as set forth on SCHEDULE 2.17 under the heading "Required Consents/Permits," no material Permit is required to be obtained by the Seller in connection with the properties or assets used in the Business. The Company has not received any notice of any claim of revocation of any such Permit. The Seller has no knowledge of any event which would be likely to give rise to such a claim.

         2.18 COMPLIANCE WITH LAWS. The Seller (a) is in compliance with all, and not in violation of any, and has not received any claim or notice that it is not in compliance in any material respect with, or that it is in violation in any material respect of, any Law or Order to which the Seller or any of the assets or properties of the Seller (including the use and occupancy thereof) are subject and (b) has not failed in any material respect to obtain or to adhere to the requirements of any Permit necessary in connection with its assets or properties.

         2.19 BROKERS. All negotiations relating to this Agreement and the transactions contemplated hereby have been carried out by the Seller directly with the Purchaser, without the intervention of any other Person on behalf of the Seller in such manner as to give rise to any valid claim by any Person against the Seller or the Purchaser for a finder's fee, brokerage commission or similar payment.

         2.20 ACQUISITION OF ON2.COM SHARES.

                  (a) The Seller represents and warrants that the Share Consideration is being acquired for its own account, with no intention of transferring or assigning any participation or any interest therein, and without a view to the distribution of any portion thereof, except in accordance with the Securities Act. The Seller will not sell, assign, transfer or encumber any of such shares unless (i) a registration statement under the Securities Act with respect thereto is in effect and the prospectus included therein meets the requirements of Section 10 of the Securities Act or (ii) the Purchaser has received a written opinion of its counsel that, after an investigation of the relevant facts, such counsel is of the opinion that such proposed sale, assignment, transfer or encumbering does not require registration under the Securities Act; PROVIDED, that the Seller may transfer the Share Consideration to its Shareholders in accordance with their holdings of the Company pursuant to a plan of complete liquidation.

                  (b) The Seller understands that (i) the Share Consideration is not being registered under Securities Act and must be held indefinitely unless the Share Consideration is subsequently registered thereunder or any exemption from such registration is available and therefore (ii) the Seller may be required to bear the economic risk of its investment in the Share Consideration for an indefinite period of time, (iii) the Share Consideration is not being registered under the Securities Act in part on the ground that the issuance thereof is exempt under Section 4(2) of the Securities Act as a transaction by an issuer not involving any public offering and (iv) the Purchaser's reliance on such exemption is predicated in part on the foregoing representation and warranty of the Seller.

                  (c) The Seller understands that the Purchaser will have an appropriate stop order placed on its stock records indicating the existence of the terms of this Agreement, and that each certificate representing the Share Consideration, shall bear the following or a substantially similar legend:

         "THE SHARES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, TRANSFERRED OR ENCUMBERED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT, OR UNLESS THE COMPANY RECEIVES AN OPINION OF COUNSEL REASONABLY ACCEPTABLE TO IT THAT SUCH SALE OR TRANSFER IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF SAID ACT."

                  (d) The Seller has received copies of the Purchaser's Transition Report on SEC Form 10-KSB for the period from October 1, 1998 to December 31, 1998, as amended, and the Purchaser's Quarterly Reports on SEC Form 10-QSB for its quarters ended June 30, 1999 and September 30, 1999 (the "On2.com SEC Reports").

         2.21 DISCLOSURE. To the knowledge of the Seller, none of the representations, warranties or covenants contained in this Agreement, or any Schedule or Exhibit to this Agreement, made by the Seller contains an untrue statement of a material fact or omits a material fact necessary to make the statements contained herein or therein not misleading.

         2.22 REPRESENTATIVE. From and after liquidation of the Seller pursuant to a plan of complete liquidation, East-West Capital Associates, Inc. shall be the duly authorized representative of the Seller for purposes of this Agreement, to take any and all actions and to make any and all decisions required or permitted to be taken on the Seller's behalf under this Agreement.


                                   ARTICLE III
           REPRESENTATIONS AND WARRANTIES OF PARENT AND THE PURCHASER

                  To induce the Seller to enter into this Agreement, to sell the Purchased Assets and to perform their other obligations under this Agreement, Parent and the Purchaser hereby jointly and severally represent and warrant to the Seller as follows:

         3.1 ORGANIZATION AND QUALIFICATION. Each of Parent and the Purchaser is a duly organized and validly existing corporation in good standing under the laws of its jurisdiction of incorporation, with all corporate power and authority to own its properties and conduct its business as currently conducted.

         3.2 NO CONFLICT; REQUIRED FILINGS AND CONSENTS. Neither the execution and delivery of this Agreement nor the performance by Parent and the Purchaser of their obligations hereunder, nor the consummation of the transactions contemplated hereby, will: (i) conflict with the Certificate of Incorporation or By-laws (or other governing documents) of either of Parent or the Purchaser;
(ii) violate any Law applicable to either of Parent or the Purchaser; or (iii) violate, breach, be in conflict with or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under any note, bond, indenture, mortgage, deed of trust, lease, franchise, permit, authorization, license, contract, instrument or other agreement or commitment or any Judgment to which either of Parent and the Purchaser is a party, except in each case to the extent such matter would not materially impair or delay, or reasonably could be expected to materially impair or delay, the ability of Parent and the Purchaser to consummate the transactions contemplated by this Agreement or to perform their obligations under this Agreement.

         3.3 VALIDITY AND EXECUTION OF AGREEMENT. The Purchaser has the full legal right and power required to enter into, execute and deliver this Agreement and each of the Ancillary Agreements to which it is a party and to perform fully its obligations hereunder and thereunder. Upon approval by the board of directors of On2.com, which approval will be given on or before March 20, 2000, this Agreement, and each of the Ancillary Agreements to which it is a party, will have been duly executed and delivered by the Purchaser, and, assuming this Agreement and each of the Ancillary Agreements to which it is a party will constitute a valid and binding obligation of the Sellers and each other party thereto, constitutes the valid and binding obligation of the Purchaser enforceable against the Purchaser in accordance with its terms, subject to the qualifications that enforcement of the rights and remedies created hereby is subject to (a) bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and (b) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law).

         3.4 REPORTS.

                  (a) Since June 30, 1999, Parent has filed all required forms, reports and documents with the Commission. Each of the On2.com SEC Reports complied at the time such forms, reports or documents were filed, in all material respects with all applicable requirements of the Exchange Act, as appropriate. None of the On2.com SEC Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

                  (b) The financial statements of On2.com contained in the On2.com SEC Reports have been prepared in accordance with GAAP consistently applied throughout the periods indicated. Each balance sheet contained therein fairly presents the financial condition of On2.com as at the respective date thereof and reflects all claims against and all obligations, debts and liabilities of the Seller, fixed or contingent, as at the date thereof, required to be shown thereon in accordance with GAAP, and each statement of income, retained earnings and cash flows fairly presents the results of operations, retained earnings and cash flows of On2.com for the periods indicated.

         3.5 BROKERS. All negotiations relating to this Agreement and the transactions contemplated hereby have been carried out by Parent and the Purchaser directly with the Seller without the intervention of any other Person on behalf of Parent or the Purchaser in such manner as to give rise to any valid claim by any Person against the Seller for a finder's fee, brokerage commission or similar payment.

         3.6 DISCLOSURE. To the knowledge of the Purchaser, none of the representations, warranties or covenants contained in this Agreement, or in any Schedule or Exhibit hereto, made by the Purchaser, contains any untrue statement of a material fact or omits a material fact if necessary to make the statements contained herein or therein not misleading.


                                   ARTICLE IV
                              PRE-CLOSING COVENANTS

                  The Seller and the Purchaser hereby covenant and agree as follows:

         4.1 EXAMINATIONS AND INVESTIGATION .

                  (a) At or prior to the Closing Date, the Purchaser shall be entitled to make such investigation of the assets, properties and operations of the Seller and such examination of the books, records, Tax Returns, financial condition and operations of the Seller as the Purchaser may wish. Any such investigation and examination shall be conducted at reasonable times and under reasonable circumstances and the Seller shall cooperate fully therein. In order that the Purchaser may have full opportunity to make such a business, accounting and legal review, examination or investigation as they may wish of the Seller and the Business, the Seller shall furnish to the Purchaser during such period all such information and copies of such documents concerning the affairs of the Seller as the Purchaser may reasonably request and cause the Seller's managers, employees, consultants, agents, accountants and attorneys to cooperate fully with the Purchaser in connection with such review and examination and to make full disclosure to the Purchaser of all material facts affecting the financial condition and operations of the Business.

                  (b) Until the Closing and if the Closing shall not occur, thereafter, the Purchaser and its Affiliates shall keep confidential and shall not use in any manner inconsistent with the transactions contemplated by this Agreement and after termination of this Agreement, the Purchaser and its Affiliates shall not disclose, nor use for their own benefit, any information or documents obtained from the Seller concerning the assets, properties, business and operations of the Seller, unless (i) readily ascertainable from public or published information, or trade sources, (ii) received from a third party not under an obligation to the Seller to keep such information confidential or (iii) required by any Law or Order. If this transaction does not close for any reason, the Purchaser and its Affiliates shall return or destroy all such confidential information and compilations thereof and shall certify such destruction or return to the Seller.

         4.2 CONDUCT OF BUSINESS. From the date hereof through the Closing Date, the Seller shall cause the Business to be conducted in the ordinary course in the same manner as it has been conducted since January 1, 2000.

         4.3 PRESERVATION OF BUSINESS. From the date hereof through the Closing Date, the Seller shall use commercially reasonable efforts to (i) preserve intact the assets, properties and organizations of the Seller, (ii) keep available the services of the present managers, employees, consultants and agents of the Seller; and (iii) maintain the present suppliers and customers and preserve the goodwill of the Seller in the Business.

         4.4 NO SOLICITATIONS. The Seller shall not take any action to solicit, initiate, seek, encourage or support any inquiry, proposal or offer from, furnish any information to, or participate in any negotiations with, any corporation, partnership, person or other entity or group regarding any acquisition of the Seller or the Business, any merger or consolidation with or involving the Seller, or any acquisition of any material portion of the equity interest or assets of the Seller, or any equity or debt financing of the Seller or any material license of Intellectual Property Rights (any of the foregoing being referred to in this Agreement as an "Acquisition Transaction") or enter into an agreement concerning any Acquisition Transaction with any party other than the Purchaser. If between the date of this Agreement and the earlier of (a) the Closing Date and (b) termination of this Agreement pursuant to Article 8, the Seller receives from a third party any offer to negotiate or consummate an Acquisition Transaction, the Seller shall immediately (i) notify the Purchaser (orally and in writing) of such offer, including the identity of such party and the terms of any proposal therein, (ii) notify such third party in writing of the Seller's obligations under this Agreement, and (iii) keep the Purchaser informed with respect to such offer.

         4.5 CONSENTS. The Seller and the Purchaser shall cooperate, and use their reasonable commercial efforts, to make filings and obtain licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental authorities and other third parties necessary to consummate the transactions contemplated by this Agreement as soon as reasonably practicable following the date hereof. Notwithstanding the foregoing, nothing herein shall obligate or be construed to obligate either the Seller or the Purchaser to make any payment to any third party or to agree to any material variation or termination of any existing agreement or arrangement in order to obtain the consent or approval of such third party or to transfer any contract, license or permit in violation of its terms.

         4.6 ASSISTANCE PRIOR TO THE CLOSING. Prior to the Closing, the Seller will afford the Purchaser access to the Seller's Books and Records so that the Purchaser and its representatives may undertake their legal, financial, tax and business due diligence investigation of the Seller, the Business and the Library, including agreements that underlie the Seller's right to use its Library Programs.

         4.7 OTHER AGREEMENTS. The Seller and the Purchaser agree to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, including, without limitation, the obtaining of all necessary waivers, consents and approvals and the effecting of all necessary registrations and filings, including, but not limited to, submissions of information requested by Governmental or Regulatory Bodies and any other Persons required to be obtained by them for the consummation of the closing and the continuance in full force and effect of the permits, contracts and other agreements set forth on the Schedules to this Agreement.

                                    ARTICLE V
                       CONDITIONS PRECEDENT TO THE CLOSING

         5.1 CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE PURCHASER TO COMPLETE THE CLOSING. The obligations of the Purchaser to perform its obligations under this Agreement at the Closing are subject to the fulfillment of the following conditions, any one or more of which may be waived by the
Purchaser:

                  (a) REPRESENTATIONS AND WARRANTIES. Each of the representations and warranties of the Seller contained in this Agreement shall be deemed to have been made again at and as of the Closing Date and shall then be true and correct in all material respects, except to the extent the same may be limited to an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date.

                  (b) COVENANTS. The Seller shall have performed and complied in all material respects with each of its agreements and conditions required by this Agreement to be performed or complied with by it by or prior to the Closing Date.

                  (c) CLOSING CERTIFICATE OF THE SELLER. The Seller shall have delivered to the Purchaser a certificate signed by the President or any Vice President, dated the Closing Date, certifying the fulfillment of the conditions set forth in subsections 5.1(a) and (b).

                  (d) BILL OF SALE. The Seller shall execute and deliver to the Purchaser the Bill of Sale. In addition, to the extent that specific assignments may be necessary or appropriate in respect of any of the Purchased Assets, and/or to the extent that any of the Purchased Assets are represented by certificates of title or other documents, then the Seller shall execute and deliver to the Purchaser any and all additional transfer documents, and shall endorse to and in the name of the Purchaser all certificates of title and other such documents, as may be necessary or appropriate in order to effect the full transfer to the Purchaser of all of the Purchased Assets.

                  (e) NO LITIGATION. No Action or Proceeding shall be pending in which it is sought to restrain or prohibit the consummation of the transactions contemplated hereby. No Order which restrains or prohibits the transactions contemplated hereby shall be in effect. No Governmental or Regulatory Body shall be seeking such an Order or threatening to do so.

                  (f) REQUIRED CONSENTS. Each of the Required Consents shall have been obtained.

                  (g) LOANS FROM DIRECTORS AND STOCKHOLDERS. All loans to the Seller from its directors or shareholders or any of their respective Affiliates shall have been canceled, paid in full or duly converted into equity of the Seller.

                  (h) NET WORKING CAPITAL. The Seller's Net Working Capital (determined in accordance with generally accepted accounting principles, applied on a consistent basis and without including debt to shareholders as a current liability) should not be less than negative One Hundred Thousand Dollars (-$100,000.00).

                  (i) REGISTRATION RIGHTS AGREEMENT. The Seller shall have entered into and delivered the Registration Rights Agreement to the Purchaser.

                  (j) ESCROW AGREEMENT. The Seller and the Escrow Agent shall have entered into the Escrow Agreement.

                  (k) OPINION OF COUNSEL. The Purchaser shall have received an opinion of counsel from the Seller's Counsel as to such matters as it shall reasonably request.

                  (l) APPROVAL OF DOCUMENTS. The form and substance of all legal proceedings, documents, or papers used or delivered hereunder by the Seller shall be reasonably satisfactory to the Purchaser's Counsel.

         5.2 CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE SELLER TO COMPLETE THE CLOSING. The obligations of the Seller to perform its obligations under this Agreement at the Closing are subject to the fulfillment on or prior to the Closing Date, of the following conditions, any one or more of which may be waived by the Seller:

                  (a) REPRESENTATIONS AND WARRANTIES. Each of the representations and warranties of the Purchaser contained in this Agreement shall be deemed to have been made again at and as of the Closing Date, and shall then be true and correct in all material respects, except to the extent the same may be limited to an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date.

                  (b) COVENANTS. The Purchaser shall have performed and complied with all if its agreements and conditions required by this Agreement to be performed or complied with by it by or prior to the Closing Date.

                  (c) CLOSING CERTIFICATE OF THE PURCHASER. The Purchaser shall have delivered to the Seller a certificate signed by it, dated the Closing Date, certifying the fulfillment of the conditions set forth in subsections 5.2(a) and
(b).

                  (d) PURCHASER'S DELIVERY. The Purchaser shall have delivered certificates representing all shares comprising the Share Consideration other than the Escrowed Shares to the Seller, or as the Seller may direct in writing at or prior to the Closing, and the certificates representing the balance of the consideration to the Escrow Agent.

                  (e) ESCROW AGREEMENT. Parent, the Purchaser and the Escrow Agent shall have entered into the Escrow Agreement.

                  (f) REGISTRATION RIGHTS AGREEMENT. Parent shall have entered into and delivered the Registration Rights Agreement.

                  (g) BILL OF SALE. The Purchaser shall have executed the Bill of Sale.

                  (h) NO LITIGATION. No Action or Proceeding shall be pending in which it is sought to restrain or prohibit the consummation of the transactions contemplated hereby. No

Order which restrains or prohibits the transactions contemplated hereby shall be in effect. No Governmental or Regulatory Body shall be seeking such an Order or threatening to do so.

                  (i) OPINION OF COUNSEL. The Seller shall have received an opinion from the Purchaser's Counsel as to such matters as the Seller shall reasonably request.

                  (j) APPROVAL OF DOCUMENTS. The form and substance of all legal proceedings, documents, or papers used or delivered hereunder by the Purchaser shall be reasonably satisfactory to the Seller's Counsel.


                                   ARTICLE VI
                             POST-CLOSING COVENANTS

                  The parties covenant to take the following actions after the Closing Date:

         6.1 FURTHER INFORMATION. Following the Closing, each party will afford to the other party, its counsel and its accountants, during normal business hours, reasonable access to the books, records and other data relating to the Business and the Purchased Assets in its possession with respect to periods prior to the Closing and the right to make copies and extracts therefrom, to the extent that such access may be reasonably required by the requesting party (a) to facilitate the investigation, litigation and final disposition of any claims which may have been or may be made against any party or its Affiliates and (b) for any other reasonable business purpose.

         6.2 RECORD RETENTION. Each party agrees that for a period of not less than five years following the Closing Date, such party shall not destroy or otherwise dispose of any of the Books and Records relating to the Business and the Purchased Assets in its possession with respect to periods prior to the Closing Date. Each party shall have the right to destroy all or part of such Books and Records after the fifth anniversary of the Closing Date or, at an earlier time by giving each other party hereto 30 days prior written notice of such intended disposition and by offering to deliver to the other party or parties, at the other party's expense, custody of such Books and Records as such party may intend to destroy.

         6.3 POST-CLOSING ASSISTANCE. The Seller, on the one hand, and the Purchaser, on the other hand, will provide each other with such assistance as may reasonably be requested in connection with the preparation of any Tax Return, any audit or other examination by any taxing authority, or any judicial or administrative proceedings relating to liability for Taxes, and each will retain and provide the requesting party with any records or information that may be reasonably relevant to such return, audit or examination, proceedings or determination. The party requesting assistance shall reimburse the other party for reasonable out-of-pocket expenses incurred in providing such assistance. Any information obtained pursuant to this Section 6.3 or pursuant to any other Section hereof providing for the sharing of information or the review of any Tax Return or other schedule relating to Taxes shall be kept confidential by the parties hereto.

         6.4 SEC REPORTING. With a view to making available the benefits of certain rules and regulations of the Commission which may at any time permit the sale of the Share Consideration and other securities of On2.com to the public without registration, from and after the Closing, Parent will:

                  (a) make and keep public information available, as those terms are understood and defined in Rule 144 under the Securities Act, at all times;

                  (b) file with the Commission in a timely manner all reports and other documents required of Parent under the Exchange Act; and

                  (c) request that its Parent's counsel issue one or more opinions as to the compliance of the Sellers with Rule 144, such opinions to be issued at the Seller's expense.

         6.5 RESTRICTIONS ON TRANSFERABILITY. Following the Closing, the Seller will not distribute any of the Share Consideration to any Shareholder pursuant to a plan of liquidation until such Shareholder has, as a condition to receipt thereof, entered into and delivered the Investment Letter.


                                   ARTICLE VII
                            SURVIVAL; INDEMNIFICATION

         7.1 SURVIVAL OF AGREEMENTS, REPRESENTATIONS AND WARRANTIES. Notwithstanding any investigation conducted or notice or knowledge obtained by or on behalf of any party hereto, each agreement in this Agreement shall survive the Closing without limitation as to time until fully performed and each representation and warranty in this Agreement or in the Exhibits, Schedules or certificates delivered pursuant to this Agreement shall survive the Closing for a period of one (1) year from the Closing Date (other than the representations and warranties contained in Sections 2.3 and 2.7 which shall survive the Closing without limitation as to time). Notice must be given to the party from whom indemnification is sought of any claim for indemnification under Article 7 prior to the termination of the relevant survival period.

         7.2 INDEMNIFICATION BY THE SELLER. From and after the Closing Date, subject to the limitations set forth in Section 7.5, the Seller will indemnify, hold harmless and defend Parent, the Purchaser and their respective Affiliates (and their respective directors, officers, agents and employees, successors and assigns) (each, a "PURCHASER INDEMNIFIED PARTY") in accordance with the provisions of this Article 7 from and against:

                           (i) any and all Damages incurred and actually paid by
                  any of them arising out of, relating to or based upon any inaccuracy in, or breach of, any of the representations or warranties, covenants or agreements of the Seller contained in or incorporated into this Agreement, in the Schedules hereto or in certificates delivered pursuant to this Agreement; and

                           (ii) any and all Damages arising out of or in any way
                  related to any debts, liabilities or obligations (absolute or contingent) of any kind related to the Seller or the operation of the Business other than the Assumed Obligations; and

                           (iii) any Cost incurred and actually paid by the
                  Purchaser in connection with the enforcement of this Agreement.

The right of the Purchaser Indemnified Parties to be indemnified hereunder shall not be limited or affected by any investigation conducted or notice or knowledge obtained by or on behalf of any such Persons.

         7.3 PURCHASER'S INDEMNITY. From and after the Closing Date, the Purchaser will indemnify, hold harmless and defend the Seller and the Shareholders from and against;

                           (i) any and all Damages incurred by the Seller or any
                  Shareholder arising out of, relating to or based upon any inaccuracy in, or breach of, any of the representations or warranties, covenants or agreements of Parent or the Purchaser contained in or incorporated into this Agreement or in certificates delivered pursuant to this Agreement;

                           (ii) any and all Damages arising out of the
                  Purchaser's failure to perform the Assumed Obligations that arise after the Closing Date; and

                           (iii) any Cost incurred by the Seller or any
                  Shareholder in connection with the enforcement of this Agreement.

The rights of the Seller and the Shareholders to be indemnified hereunder shall not be limited or affected by any investigation conducted or notice or knowledge obtained by or on behalf of such persons.

         7.4 METHOD OF ASSERTING CLAIMS. The party making a claim under this
Article 7 is referred to as the "Indemnified Party" and the party against whom such claims are asserted under this Article 7 is referred to as the "Indemnifying Party". All claims by any Indemnified Party under this Article 7 shall be asserted and resolved as follows:

                  (a) Whenever an Indemnified Party becomes aware of a claim for which an Indemnifying Party would be liable to an Indemnified Party hereunder, the Indemnified Party shall with reasonable promptness notify in writing the Indemnifying Party of such claim, identifying the representation or warranty on which such claim is based, the basis for such claim or demand, and the amount or the estimated amount thereof to the extent then determinable (which estimate shall not be conclusive of the final amount of such claim and demand; the "Claim Notice"); PROVIDED, that any failure to give a Claim Notice will not be deemed a waiver of any rights of the Indemnified Party except to the extent the rights of the Indemnifying Party are actually prejudiced by such failure. If the basis of such claim is a claim or demand by a third party, the Indemnifying Party, upon request of the Indemnified Party, shall retain counsel (who shall be reasonably acceptable to the Indemnified Party) to represent the Indemnified Party and shall pay the reasonable fees and disbursements of such counsel with regard thereto; PROVIDED, that any Indemnified Party is hereby authorized prior to the date on which it receives written notice from the Indemnifying Party designating such counsel, to retain counsel, whose fees and expenses shall be at the expense of the Indemnifying Party, to file any motion, answer or other pleading and take such other action which it reasonably shall deem necessary to protect its interests or those of the Indemnifying Party until the date on which the Indemnified Party receives such notice from the Indemnifying Party. After the Indemnifying Party shall retain such counsel, the Indemnified Party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party unless (x) the Indemnifying Party and the Indemnified Party shall have mutually agreed to the retention of such counsel or
(y) representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. The Indemnifying Party shall not, in connection with any proceedings or related proceedings in the same jurisdiction, be liable for the fees and expenses of more than one such firm for the Indemnified Party (except to the extent the Indemnified Party retained counsel to protect its (or the Indemnifying Party's) rights prior to the selection of counsel by the Indemnifying Party). If requested by the Indemnifying Party, the Indemnified Party agrees to cooperate with the Indemnifying Party and its counsel in contesting any claim or demand which the Indemnifying Party defends. A claim or demand may not be settled by either party without the prior written consent of the other party (which consent shall not be unreasonably withheld) unless, as part of such settlement, the Indemnified Party shall receive a full and unconditional release reasonably satisfactory to such Indemnified Party.

                  (b) Whenever any Indemnified Party shall have a claim against any Indemnifying Party hereunder which does not involve a claim or demand being asserted against or sought to be collected from it by a third party, the Indemnified Party shall send a Claim Notice with respect to such claim to the Indemnifying Party.

                  (c) After delivery of a Claim Notice, so long as any right to indemnification exists pursuant to this Article 7, the affected parties each agree to retain all Books and Records related to such Claim Notice. In each instance, the Indemnified Party shall have the right to be kept fully informed by the Indemnifying Party and its legal counsel with respect to any legal proceedings. Any information or documents made available to any party hereunder and designated as confidential by the party providing such information or documents and which is not otherwise generally available to the public and not already within the knowledge of the party to whom the information is provided (unless otherwise covered by the confidentiality provisions of any other agreement among the parties hereto, or any of them), and except as may be required by applicable law, shall not be disclosed to any third Person (except for the representatives of the party being provided with the information, in which event the party being provided with the information shall request its representatives not to disclose any of such information which it has agreed hereunder to keep confidential).

         7.5 LIMITATIONS ON THE SELLER'S OBLIGATIONS. Notwithstanding the provisions of Section 7.2, no claim for indemnification under Section 7.2 may be made (a) unless the aggregate amount of Damages or Taxes (aggregating all claims for indemnification under such Section) exceeds Fifty Thousand dollars ($50,000), and then only to the extent that this threshold is exceeded, claims may be made from first dollar from and after such threshold has been exceeded. In no event shall the Seller be liable for claims in excess of the value of the Escrowed Shares.

         7.6 GENERAL PROVISIONS. The following general provisions shall apply to any claim for indemnification under this Article 7:

                  (a) The amount of any claim subject to indemnification shall be determined after taking into account the present value of any tax benefits (net of tax detriments) accruing to the Indemnified Party or any Affiliate as a result of such claim.

                  (b) Except as otherwise set forth in this Section 7.6(b), with respect to any breach, violation or nonfulfillment of or default in the performance of any representation, warranty or covenant of this Agreement for which a right to claim indemnification is provided in this Article 7, after the Closing a claim or an action under and pursuant to the terms, conditions and limitations of this Article 7 shall be the sole and exclusive right and remedy of the Purchaser and the Seller, and neither the Purchaser nor the Seller shall have any other claim, cause of action, right, or remedy for such breach, violation, non-fulfillment or default against the other based upon this Agreement, any provision of any securities or other statute, law, rule or regulation or based upon any other cause of action arising at law or in equity; PROVIDED, that if for any reason a court of competent jurisdiction shall refuse to enforce this provision, and shall permit the Purchaser or the Seller to assert any action based other than upon the right to claim indemnification as provided in this Article 7, the Purchaser and the Seller agree that the amount of such other claim shall be subject to and limited by the provisions of this
Article 7. The provisions of this Section 7.6(b) shall not preclude the prosecution of any action or proceeding based on fraud that, if found to exist, would be sufficient to give rise to the right of rescission with respect to the transactions contemplated by this Agreement.

                  (c) The obligations of the Seller shall be satisfied as provided in the Escrow Agreement.

         7.7 CHARACTER OF INDEMNITY PAYMENTS. All amounts paid pursuant to
Article VII shall be treated by such parties as adjustments to the consideration paid with respect to the Purchased Assets sold by the Seller.


                                  ARTICLE VIII
                            TERMINATION OF AGREEMENT

         8.1 TERMINATION. This Agreement may be terminated at any time prior to the Closing as follows:

                  (a) by mutual written consent of the Purchaser and the Seller; and

                  (b) by the Purchaser, on the one hand, or by the Seller, on the other hand, by written notice to the other party hereto, if the Closing shall not have occurred on or prior to the close of business on April 3, 2000 (unless such delay has been caused by a breach of this Agreement by the party seeking such termination); and

                  (c) by the Purchaser or by the Seller, if any Judgment shall have been enacted, entered, promulgated or enforced which prohibits or enjoins the consummation of the sale and purchase of the Share Consideration and such Judgment is or shall have become final and nonappealable.

         8.2 SURVIVAL AFTER TERMINATION. If this Agreement is terminated pursuant to Section 8.1, (a) this Agreement shall become null and void and of no further force and effect, except for the provisions of Article 4 relating to the obligation to keep confidential certain information and (b) there shall be no liability on the part of the Seller or the Purchaser or their respective Affiliates.


                                   ARTICLE IX


                             [intentionally deleted]


                                    ARTICLE X
                                  MISCELLANEOUS

         10.1 CERTAIN DEFINITIONS. As used in this Agreement, the following terms have the following meanings unless the context otherwise requires:

         "ACTION OR PROCEEDING" means any action, suit, proceeding or arbitration by any Person or any investigation or audit by any Governmental or Regulatory Body.

         "ACQUISITION TRANSACTION" has the meaning specified in Section 4.4.

         "AFFILIATE" with respect to any Person, means any other Person controlling, controlled by or under common control with such Person.

         "AGREEMENT" means this Agreement.

         "ANCILLARY AGREEMENTS" means the Bill of Sale, the Registration Rights Agreement, the Investment Letter, the Escrow Agreement and any other documents, certificates or opinions executed in connection with the Purchase Agreement.

         "AMEX" means the American Stock Exchange.

         "APPLICABLE COPYRIGHT LAW" means the Copyright Act of 1976, as amended, the Copyright Act of 1909, as amended, the Universal Copyright Convention and the Berne Convention, as applicable.

         "ASSUMED OBLIGATIONS" has the meaning specified in Section 1.2(a).

         "BILL OF SALE" means the Bill of Sale and Limited Assumption of Liabilities, to be dated the Closing Date, between the Purchaser and the Seller, substantially in the form of Exhibit D.

         "BOOKS AND RECORDS" of any Person means, to the extent they exist and have been maintained by such Person, all material files, documents, instruments, papers, books and records relating to the business, operations, condition (financial or other), results of operations, assets or properties of such Person, including, without limitation, financial statements, Tax Returns and related work papers and letters from accountants, budgets, pricing guidelines, ledgers, journals, deeds, title policies, contracts and other agreements, licenses, customer lists, computer files and programs, retrieval programs, operating data and plans and environmental studies and plans.

         "BUSINESS" has the meaning specified in the recitals.

         "CLAIM NOTICE" has the meaning specified in Section 7.4(a).

         "CLOSING" has the meaning specified in Section 1.5.

         "CLOSING DATE" has the meaning specified in Section 1.5.

         "CODE" means the Internal Revenue Code of 1986, as amended.

         "COMMISSION" means the U.S. Securities and Exchange Commission.

         "CONTRACTS" means all executory contracts, agreements, notes, understandings, indentures, bonds, loans, instruments, leases, mortgages, franchises, licenses, commitments or other legally binding arrangements.

         "COSTS" means costs, fees and expenses.

         "DAMAGES" shall mean any and all losses, costs, claims, damages, Liabilities, Judgments, settlements, demands, offsets, Taxes, reasonable out-of-pocket costs, expenses and attorneys' fees and penalties and interest, if any, incurred by any indemnified party, but shall not include any incidental or consequential damages unless assessed against an Indemnified Party as a result of a third party claim or attorneys' fees incurred in enforcing any Indemnified Party's right to indemnification under this Agreement.

         "ESCROW AGENT" mean the escrow agent named in the Escrow Agreement.

         "ESCROW AGREEMENT" means the Escrow Agreement, to be dated the Closing Date, among Parent, the Purchaser, the Seller and the Escrow Agent, substantially in the form of Exhibit B.

         "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

         "EXCLUDED LIABILITIES" has the meaning specified in Section 1.2(b).

         "GAAP" means generally accepted accounting principles in the United States of America.

         "GOVERNMENTAL OR REGULATORY BODY" means any court, tribunal, arbitrator or any government or political subdivision thereof, whether federal, state, county, local or foreign, or any agency, authority, official or instrumentality of any such government or political subdivision.

         "GUILD ENCUMBRANCES" means any right, including, without limitation, so-called "separated rights" and rights similar thereto, obtained pursuant to the terms of any guild, union or other collective bargaining agreement (including, without limitation, any agreement with any guild, union or labor organization) applicable to any assets included in the Library, whether such right is obtained directly or by implication or reference in an individual Contract, to: (i) receive money or any other valuable consideration for merchandising any such assets; or (ii) limit or prohibit the exercise of any or all of the rights of exploitation of any such assets; or
(iii) receive money or other valuable consideration for the exercise of any or all of the rights of exploitation of any or all of such assets.

         "INDEMNIFIED PARTY" has the meaning specified in Section 7.4.

         "INDEMNIFYING PARTY" has the meaning specified in Section 7.4.

         "INTELLECTUAL PROPERTY RIGHTS" has the meaning specified in Section 2.16(a).

         "INVESTMENT LETTER" means the Investment Letter substantially in the form of Exhibit C.

         "IRS" means the Internal Revenue Service.

         "JUDGMENT" means any judgments, orders, injunctions (temporary or permanent), decrees, rulings or awards of any federal, state, local or foreign court, arbitrator or other judicial authority or any federal, state, local or foreign governmental, administrative or regulatory authority.

         "LAW" means any law, statute, rule, regulation, ordinance and other pronouncement having the effect of law of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision or of any Governmental or Regulatory Body.

         "LIBRARY" means, collectively, all Library Programs and all Library Tangible Assets.

         "LIBRARY LITERARY PROPERTIES" means all scripts, treatments and formats of any kind with respect to the Library Programs and any rights therein in which the Seller has rights.

         "LIBRARY MUSIC RIGHTS" means all music synchronization, performance, mechanical, publication and other rights with respect to any of the Library Programs.

         "LIBRARY OUTSTANDING AGREEMENTS" means all Contracts now in effect pursuant to which the Seller has any rights to distribute, exhibit, use, exercise or exploit, any rights in or to, or providing for the acquisition, sale, purchase, lease, license or other disposition by or to the Seller or of, any of the Library Programs.

         "LIBRARY PROGRAMS" means any and all audio, visual and/or audio-visual works of any kind or character in which the Seller has exploitative rights, produced for dissemination in digital or analog media, for broadcast on radio or television or for any other form of exhibition or distribution now known or hereafter devised.

         "LIBRARY PROPERTIES" means all physical properties of, or relating to, any Library Program, including, without limitation, audio tapes and audio tracks, master tapes and other duplicating materials of any kind, all various language dubbed and titled versions, prints and negatives of stills, all promos and other advertising and publicity materials, and continuities, including, without limitation, any of the foregoing in the possession, custody or control of the Seller or in any storage facilities or other third parties.

         "LIBRARY RIGHTS" means all Library Programs, Library Literary Properties, and Library Music Rights.

         "LIBRARY TANGIBLE ASSETS" means all Library Properties and all written Contracts and other documents evidencing, memorializing or otherwise relating to the Library Programs.

         "LIBRARY UNDERLYING AGREEMENTS" means all Contracts with third parties, including directors and crew members, relating to the preparation or production of any of the Library Programs, pursuant to which the Seller has any rights in or obligations relating to the Library Programs or any element thereof.

         "LICENSE" has the meaning specified in Section 2.14.

         "LIEN" means any lien, pledge, hypothecation, mortgage, security interest, claim, lease, fixed or floating charge, option, right of first refusal, easement, servitude, transfer restriction under any agreement, encumbrance or any other restriction or limitation whatsoever, including, without limitation, Guild Encumbrances.

         "MAJOR SHAREHOLDERS" means Adelson Investors, LLC and Allen & Company Incorporated.

         "MATERIAL ADVERSE EFFECT" means, in the case of any Person, any change or changes or effect or effects that individually or in the aggregate are or may reasonably be expected to be materially adverse to (i) the assets, properties, business, operations, income or condition (financial or otherwise) of such Person or (ii) the ability of such Person to perform its obligations under this Agreement.

         "MATERIAL CONTRACT" shall mean any Contract of the following categories to which the Seller is a party or by which the Seller or any of its assets or properties is bound (exclusive of Licenses and Library Outstanding Agreements):
(i) employment Contracts, including Contracts to employ executive officers and other Contracts with officers, directors or shareholders, and all severance, change in control or similar arrangements with any officers, employees or agents that will result in any obligation (absolute or contingent) to make any payment to any officers, employees or agents following either the consummation of the transactions contemplated hereby, termination of employment, or both; (ii) Contracts with organizations representing employees; (iii) Contracts out of the ordinary course of business; (iv) Contracts which, individually, involve an aggregate yearly amount in excess of $25,000 and are not cancelable (without material penalty, cost or other liability) within ninety days; (v) Contracts the duration of which exceeds three years and involving an annual amount in excess of $25,000; (vi) other Contracts that create a right and/or an obligation with respect to the Seller in excess of $25,000; (vii) Contracts (and in particular, promissory notes, loan agreements, indentures or other evidence of indebtedness) providing for the lending of money, whether as borrower, lender or guarantor;
(viii) Contracts containing covenants limiting the freedom to engage in any line of business or compete with any Person or operate at any location; (ix) joint venture or partnership agreements or joint development or similar agreements involving a commitment in excess of $25,000 (x) Contracts providing for the acquisition, directly or indirectly (by merger or otherwise), of substantially all of the assets or any part of the capital stock of another Person; (xi) Contracts including a change of control or similar provision, pursuant to which the other party to such Contract has the right, as a mere result of the transactions contemplated by this Agreement, to substantially modify the terms of such Contract (including accelerate any payment thereunder), or to terminate such Contract; and (xii) Contracts providing for powers of attorney or similar authorizations that have been entered into out of the Seller's ordinary course of business.

         "ON2.COM" means a Colorado corporation, having its principal address at 375 Greenwich Street, 4th Floor, New York, New York, United States of America 10013.

         "ON2.COM COMMON STOCK" means the common stock, no par value, of On.2.com.

         "ON2.COM SEC REPORTS" has the meaning given it in Section 2.20(d).

         "ORDER" means any writ, judgment, decree, injunction or similar order of any Governmental or Regulatory Body, in each case whether preliminary or final.

         "PERMITS" has the meaning specified in Section 2.17.

         "PERMITTED LIENS" means the Liens set forth in Schedule 2.12(b).

         "PERSON" means any individual, corporation, limited liability company, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental or Regulatory Body or other entity.

         "PER SHARE PRICE" means the arithmetic average of the daily closing price of On2.com Common Stock as quoted on the AMEX for the period beginning on the day which is the fifteenth trading day prior to the day on which the determination of value is to be made and ending on the fifth trading day prior to the day on which the determination of value is to be made.

         "PURCHASE PRICE" has the meaning given it in Section 1.3.

         "PURCHASED ASSETS" has the meaning set forth in the recitals.

         "PURCHASER" means Quickband, Inc., a Delaware corporation having it municipal address at 375 Greenwich Street, 4th Floor, New York, New York 10013.

         "PURCHASER INDEMNIFIED PARTY" has the meaning specified in Section 7.2.

         "PURCHASER'S COUNSEL" means McGuire, Woods, Battle & Boothe, LLP of 9 West 57th Street, New York, New York 10019.

         "REGISTRATION RIGHTS AGREEMENT" means the Registration Rights Agreement to be entered into by Parent and the Seller substantially in the form of Exhibit E.

         "REQUIRED CONSENTS" means any approvals or consents of any Person to the transactions contemplated by this Agreement required under (a) any Material Contract, as set forth on Schedule 2.9 under the heading "Required Consents/Contracts," (b) any License, as set forth on Schedule 2.14 under the heading "Required Consents/Licenses," (c) any Library Right, as set forth on
Schedule 2.12 under the heading "Required Consents/Library Rights" (d) any right or interest of the Company relating to Tangible Property, as set forth on
Schedule 2.15 under the heading "Required Consents/Tangible Property," (e) any right or interest of the Company relating to Intellectual Property Rights, as set forth on Schedule 2.16 under the heading "Required Consents/Intellectual Property," or (f) any Permit, as set forth on Schedule 2.17 under the heading "Required Consents/Permits."

         "RULE 144" means Rule 144 promulgated under the Securities Act.

         "SECURITIES ACT" means the Securities Act of 1933, as amended.

         "SELLER" has the meaning given it in the initial paragraph of this Agreement.

         "SELLER'S COUNSEL" means O'Melveny & Myers LLP, 400 South Hope Street, Los Angeles, CA 90071-2899.

         "SHAREHOLDERS" means the shareholders of the Seller.

         "SHARE CONSIDERATION" has the meaning specified in Section 1.3.

         "TANGIBLE PROPERTY" has the meaning specified in Section 2.15.

         "TAX RETURN" means any return, report, declaration, information return, or other document (including any related or supporting information schedule or attachment) filed or required to be filed with any federal, state, local, or foreign governmental entity or other authority in connection with the determination, assessment or collection of any Tax or the administration of any laws, regulations or administrative requirements relating to any Tax.

         "TAX" and "TAXES" means all taxes, charges, fees, levies, imposts, duties or other assessments imposed by any federal, state, local or foreign taxing authority, whether disputed or not, including, without limitation, income, profits, gross receipts, license, stamp, occupation environmental, customs duties, ad valorem, recapture, capital, estimated, (including estimated tax default forms) excise, property, sales, use transfer, withholding, social security, employment, unemployment, disability, payroll, franchise value added or minimum taxes and such terms shall include any interest, penalties or additions attributable to or imposed on or with respect to such assessments and any expenses incurred in connection with the settlement of any tax liability.

         10.2 EXPENSES. Each of the parties to this Agreement shall pay his own expenses (including, without limitation, attorney's and accountants' fees and out-of-pocket expenses) incident to this Agreement and the transactions contemplated hereby.

         10.3 FURTHER ASSURANCES. At any time and from time to time after the Closing Date at the request of the Purchaser, and without further consideration, the Seller will execute and deliver such other instruments of sale, transfer, conveyance, assignment and confirmation and take such other action as the Purchaser may reasonably deem necessary or desirable in order to transfer, convey and assign the Purchased Assets to the Purchaser and to assist the Purchaser in exercising all rights with respect thereto. The parties shall use their best efforts to fulfill or obtain the fulfillment of the conditions to the Closing, including, without limitation, the execution and delivery of any documents or other papers, the execution and delivery of which are conditions precedent to the Closing.

         BULK SALES WAIVER. (a) Inasmuch as the Purchaser is to assume the Assumed Obligations and the Seller has agreed to duly pay, perform and discharge the Excluded Liabilities, the Purchaser and the Seller hereby mutually agree to waive compliance with the provisions of Article 6 of the California Uniform Commercial Code, entitled "Uniform Commercial Code - Bulk Transfers," and of the corresponding laws of any other jurisdiction, to the extent applicable to the transactions contemplated hereby. Subject to the limitations set forth in
Section 10.4(b), the Seller covenants and agrees to indemnify and save harmless the Purchaser from and against any and all loss, liability, cost and expense (including reasonable attorney's fees) arising out of noncompliance with said Bulk Transfers laws except to the extent arising out of the Purchaser's failure to pay, perform and discharge the Assumed Obligations as and when due.

                  (a) (b) Notwithstanding Section 10.4(a), no claim for indemnification under Section 10.4(a) may be made to the extent that such claim would be entitled to indemnification under Section 7.5 or would, if aggregated with all other claims for indemnification by the Purchaser Indemnified Parties exceed the limit set forth in Section 7.5. (a) unless the aggregate amount of loss, liability, cost and expense (aggregating all claims for indemnification under such section exceeds Fifty Thousand dollars ($50,000), and then only to the extent that this threshold is exceeded, claims may be made from the first dollar after such threshold has been exceeded. In no event shall the Seller be liable for claims in excess of the value of the Escrowed Shares.

         10.4 NOTICES. All notices, requests, demands and other communications required or permitted to be given hereunder shall be in writing and shall be given personally, sent by facsimile transmission or sent by prepaid air courier or certified or express mail, postage prepaid. Any such notice shall be deemed to have been given (a) when received, if delivered in person or sent by facsimile transmission (if clearly received in full) or (b) three business days following the mailing thereof, if sent by prepaid air courier or certified or express mail, postage prepaid, return receipt requested, in any such case as follows (or to such other address or addresses as a party may have advised the other in the manner provided in this Section 10.5):

         If to the Seller:

                           DVD Mags, Inc.
                           1041 North Mansfield Avenue
                           Los Angeles, CA  90038

                           with a copy to:
                           O'Melveny & Myers LLP
                           400 South Hope Street
                           Los Angeles, CA 90071-2899
                           Fax: (213) 430-6407

                           Attention: John D. Hardy, Jr.

         If to the Shareholders:

                           East-West Capital Associates, Inc.
                           10900 Wilshire Blvd., Suite 950
                           Los Angeles, CA 90024
                           Fax: (310) 209-6160
                           Attention: Paul Nadel

         If to the Purchaser:

                          On2.com Inc.
                          375 Greenwich Street, 4thFloor
                          New York, New York 10013
                          Attention: President

         with a copy to:

                          McGuire, Woods, Battle & Boothe, LLP
                          9 West 57th Street,
                          New York, New York 10019
                          Attention: William A. Newman, Esq.

         10.5 PUBLICITY. No publicity release or announcement concerning this Agreement or the transactions contemplated hereby shall be made without advance approval thereof by the Purchaser and the Seller, except as may be required by applicable law.

         10.6 ENTIRE AGREEMENT. This Agreement (including the Exhibits and Schedules) and the agreements, certificates and other documents delivered pursuant to this Agreement contain the entire agreement among the parties with respect to the transactions described herein, and supersede all prior agreements, written or oral, with respect thereto.

         10.7 SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

         10.8 WAIVERS AND AMENDMENTS. This Agreement may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by the Purchaser and the Seller or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof

         10.9 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to principles of conflicts of law.

         10.10 JURISDICTION. Each of the Purchaser and the Seller hereby irrevocably and unconditionally consents and submits to the exclusive jurisdiction of any state or federal court located within the County of New York, State of New York, in connection with any, actions, suits or proceedings arising out of or relating to this Agreement or any of the agreements delivered in connection herewith or the transactions contemplated hereby or thereby. Each of the Purchaser and the Seller hereby waives any objection to venue in such jurisdiction, and agrees that service of any summons, complaint, notice or other process relating to such proceeding may be effected as provided by Section 10.4, or to their respective attorneys at their respective addresses set forth in
Section 10.4 by recognized overnight express service.

         10.11 BINDING EFFECT, NO ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. This Agreement is not assignable by any party hereto without the prior written consent of the other parties hereto except by operation of law and any other purported assignment shall be null and void.

         10.12 VARIATIONS IN PRONOUNS. All pronouns and any variations thereof refer to the masculine, feminine or neuter, singular or plural, as the context may require.

         10.13 COUNTERPARTS. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the parties hereto.

         10.14 EXHIBITS AND SCHEDULES. The Exhibits and Schedules are a part of this Agreement as if fully set forth herein. All references herein to Sections, subsections, clauses, Exhibits and Schedules shall be deemed references to such parts of this Agreement, unless the context shall otherwise require.

         10.15 HEADINGS. The headings in this Agreement are for reference only, and shall not affect the interpretation of this Agreement.

                  IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                   PARENT:

                                   ON2.COM INC.

                                   By:    /s/
                                      -----------------------------------------
                                   Name:  Daniel B. Miller
                                   Title: President and Chief Executive Officer


                                   THE PURCHASER:

                                   QUICKBAND, INC.

                                   By:    /s/
                                      -----------------------------------------
                                   Name:  Daniel B. Miller
                                   Title: President

                                   THE SELLER:

                                   DVD MAGS, INC.

                                   By:    /s/
                                      -----------------------------------------
                                   Name:  Janis J. Cox
                                   Title: Vice President

                                                                       EXHIBIT A